Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $694,000 Autocallable Basket-Linked Notes due 2027 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (40% weighting), Nikkei 225 (20% weighting), the FTSE® 100 Index (20% weighting), the Swiss Market Index (7.5% weighting), the S&P/ASX 200 Index (7.5% weighting) and the FTSE® China 50 Index (5% weighting). The notes will mature on the stated maturity date (December 23, 2027), unless they are automatically called on any call observation date commencing in December 2025.

The initial basket level is 100 and the closing level of the basket on any call observation date and on the determination date (December 20, 2027), as applicable, will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the applicable call observation date or determination date, as applicable, divided by (ii) its initial level of 4,862.28 with respect to the EURO STOXX 50® Index, 38,701.90 with respect to Nikkei 225, 8,084.61 with respect to the FTSE® 100 Index, 11,384.92 with respect to the Swiss Market Index, 8,066.962 with respect to the S&P/ASX 200 Index and 13,706.68 with respect to the FTSE® China 50 Index (which is an intra-day level or the closing level of the basket index on that date (December 20, 2024)) multiplied by (iii) its initial weighted value.

Your notes will be automatically called on a call observation date if the closing level of the basket on such date is greater than or equal to the initial basket level, resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, the call payment dates and the applicable call premium amount for each call payment date are specified on page PS-5 of this pricing supplement.

If your notes are not automatically called on any call observation date, we will calculate the basket return, which is the percentage increase or decrease in the closing level of the basket on the determination date (the final basket level) from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), $1,315; or
●
if the basket return is negative (the final basket level is less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $950 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	December 26, 2024	Original issue price:	100% of the face amount
Underwriting discount:	2.25% of the face amount	Net proceeds to the issuer:	97.75% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 16,984 dated December 20, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $950 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $45 per $1,000 face amount).

Prior to December 26, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 25, 2025). On and after December 26, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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General terms supplement no. 8,999 dated February 13, 2023
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Underlier supplement no. 42 dated December 18, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40058G3V1 / US40058G3V16

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”), Nikkei 225 (current Bloomberg symbol: “NKY Index”), the FTSE® 100 Index (current Bloomberg symbol: “UKX Index”), the Swiss Market Index (current Bloomberg symbol: “SMI Index”),the S&P/ASX 200 Index (current Bloomberg symbol: “AS51 Index”) and the FTSE® China 50 (current Bloomberg symbol: “XIN0I Index”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $694,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●
if the final basket level is greater than or equal to the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
●
if the final basket level is less than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable call premium amount specified under “— Call observation dates” below

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the basket is greater than or equal to the initial basket level

Initial basket level: 100

Closing level of the basket: on any call observation date or the determination date, the sum of, for each of the basket underliers: the product of (i) the quotient of (a) the closing level of such basket underlier on such date divided by (b) the initial basket underlier level of such basket underlier times (ii) the initial weighted value of such basket underlier, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below

Final basket level: the closing level of the basket on the determination date, except in the limited circumstances described under “— Consequences of a market disruption event or non-trading day” below

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Initial weighted value: for each basket underlier, its initial weight in the basket set forth below multiplied by the initial basket level, all as set forth below:

Basket Underlier	Initial Weight in the Basket	Initial Weighted Value
EURO STOXX 50® Index	40%	40
Nikkei 225	20%	20
FTSE® 100 Index	20%	20
Swiss Market Index	7.5%	7.5

S&P/ASX 200 Index	7.5%	7.5
FTSE® China 50 Index	5%	5

Initial basket underlier level:

•
with respect to the EURO STOXX 50® Index level, 4,862.28, which is the closing level of the basket underlier on the trade date;
•
with respect to Nikkei 225, 38,701.90, which is the closing level of the basket underlier on the trade date;
•
with respect to the FTSE® 100 Index, 8,084.61, which is the closing level of the basket underlier on the trade date;
•
with respect to the Swiss Market Index, 11,384.92, which is the closing level of the basket underlier on the trade date;
•
with respect to the S&P/ASX 200 Index, 8,066.962, which is the closing level of the basket underlier on the trade date, and
•
with respect to the FTSE® China 50 Index, 13,706.68, which is the closing level of the basket underlier on the trade date

Call premium amount: with respect to any call payment date, the applicable call premium amount specified in the table set forth under “— Call observation dates” below

Maturity date premium amount : 31.5%

Trade date: December 20, 2024

Original issue date: December 26, 2024

Determination date: December 20, 2027, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date: December 23, 2027, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates: the dates specified as such in the table below, commencing December 2025, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, such call observation date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled call observation date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the call observation date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the call observation date.) In no event, however, will the call observation date be postponed to a date later than the originally scheduled corresponding call payment date or, if the originally scheduled corresponding call payment date is not a business day, later than the first business day after such originally scheduled call payment date. On such last possible call observation date applicable to the relevant call payment date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the call observation date.

Call Observation Dates	Call Payment Dates	Call Premium Amount
December 22, 2025	December 26, 2025	10.5%
December 21, 2026	December 24, 2026	21%

Call payment dates: the dates specified as such in the table set forth under “— Call observation dates” above, or, if such day is not a business day, the next succeeding business day. If a call observation date is postponed as described under “— Call observation dates” above, the related call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date.

Closing level: with respect to a basket underlier, on any trading day, the official closing level of such basket underlier or any successor basket underlier published by the basket underlier sponsor on such trading day for such basket underlier

Trading day: (i) with respect to the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by the basket underlier sponsor and (ii) with respect to Nikkei 225, the FTSE® 100 Index, the Swiss Market Index, the S&P/ASX 200 Index or the FTSE® China 50 Index, a day on which the respective principal securities markets for all of the basket underlier stocks are open for trading, the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket underlier sponsor: with respect to a basket underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such basket underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any basket underlier sponsor or any affiliate thereof and no basket underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Basket underlier stocks: with respect to a basket underlier, at any time, the stocks that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to a basket underlier:

●
a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the basket underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
●
a suspension, absence or material limitation of trading in option or futures contracts relating to the basket underlier or to basket underlier stocks constituting 20% or more, by weight, of such basket underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●
basket underlier stocks constituting 20% or more, by weight, of the basket underlier, or option or futures contracts, if available, relating to a basket underlier or to basket underlier stocks constituting 20% or more, by weight, of the basket underlier do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●
a decision to permanently discontinue trading in option or futures contracts relating to a basket underlier or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to a basket underlier or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to a basket underlier or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
●
an imbalance of orders relating to that basket underlier stock or those contracts, or
●
a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for any unaffected basket underlier.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then the call observation date or the determination date, as applicable, will be postponed as described under “— Call Observation Dates” or “— Determination Date” above. As a result of any of the foregoing, the call payment date or stated maturity date for your notes may also be postponed, as described under “— Call Payment Dates” or “ — Stated Maturity Date” above. If any call observation date or the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the closing level of the basket for any postponed call observation date or the postponed determination date, as applicable, will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on originally scheduled call observation date or the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled call observation date or originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed call observation date or determination date, with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed call observation date or determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the call observation date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: If a basket underlier sponsor discontinues publication of a basket underlier and such basket underlier sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket underlier and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor basket underlier.

If the calculation agent determines that the publication of a basket underlier is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the applicable call payment date or on the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket underlier.

If the calculation agent determines that (i) a basket underlier, the basket underlier stocks comprising such basket underlier or the method of calculating such basket underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the basket underlier or the basket underlier stocks and whether the change is made by the basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket underlier by the basket underlier sponsor pursuant to the then-current basket underlier methodology of the basket underlier or (ii) there has been a split or reverse split of the basket underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such basket underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such basket underlier used to determine the amount payable on a call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the basket underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing levels of the basket on a call observation date and the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the closing level of the basket will be on a call observation date or on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Initial basket level	100
Call premium amount	the applicable call premium amount for each call payment date is specified on page PS-5 of this pricing supplement
Maturity date premium amount	31.5%

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the method by which any of the basket underlier sponsors calculates any basket underlier
Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

Hypothetical Payment on a Call Payment Date

The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of the basket is greater than or equal to the initial basket level on the applicable call observation date.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the basket is greater than or equal to the initial basket level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the basket on the first call observation date were determined to be 120% of the initial basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 110.5% of the face amount of your notes or $1,105 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the basket is less than the initial basket level and on the second call observation date the closing level of the basket is greater than or equal to the initial basket level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the basket on the second call observation date were determined to be 140% of the initial basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 121% of the face amount of your notes or $1,210 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of the basket is less than the initial basket level), the amount in cash we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	131.500%
175.000%	131.500%
150.000%	131.500%
125.000%	131.500%
100.000%	131.500%
99.999%	99.999%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the notes have not been automatically called on a call observation date and the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 131.500% of the face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, the cash settlement amount would be capped, and you would not benefit from any increase in the closing level of the basket above the initial basket level on the determination date.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final basket underlier levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final basket underlier levels for each basket underlier, in each case expressed as a percentage of its initial basket underlier level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the initial basket level. The cash settlement amount equals the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	160.00%	40.00	64.00
Nikkei 225	160.00%	20.00	32.00
FTSE® 100 Index	160.00%	20.00	32.00
Swiss Market Index	160.00%	7.50	12.00
S&P/ASX 200 Index	160.00%	7.50	12.00
FTSE® China 50 Index	160.00%	5.00	8.00

		Final Basket Level:	160.00
		Basket Return:	60.00%

In this example, the hypothetical final basket underlier levels for all of the basket underliers are greater than the applicable initial basket underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 160, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped and for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 31.5%) = $1,315

Example 2: The final basket level is less than the initial basket level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	50.00%	40.00	20.00
Nikkei 225	60.00%	20.00	12.00
FTSE® 100 Index	60.00%	20.00	12.00
Swiss Market Index	50.00%	7.50	3.75
S&P/ASX 200 Index	50.00%	7.50	3.75
FTSE® China 50 Index	60.00%	5.00	3.00

		Final Basket Level:	54.50
		Basket Return:	-45.50%

In this example, all of the hypothetical final basket underlier levels for the basket underliers are less than the applicable initial basket underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 54.50 is less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -45.50%) = $545

Example 3: The final basket level is less than the initial basket level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	30.00%	40.00	12.00
Nikkei 225	100.00%	20.00	20.00
FTSE® 100 Index	100.00%	20.00	20.00
Swiss Market Index	120.00%	7.50	9.00
S&P/ASX 200 Index	120.00%	7.50	9.00
FTSE® China 50 Index	160.00%	5.00	8.00

		Final Basket Level:	78.00
		Basket Return:	-22.00%

In this example, the hypothetical final basket underlier level of the EURO STOXX 50® Index is less than its initial basket underlier level, while the hypothetical final basket underlier levels of the FTSE® 100 Index and Nikkei 225 are equal to their applicable initial basket underlier levels and the hypothetical final basket underlier levels of the Swiss Market Index, the S&P/ASX 200 Index and the FTSE® China 50 Index are greater than their applicable initial basket underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the initial basket level even though the FTSE® 100 Index and Nikkei 225 remained flat and the Swiss Market Index, the S&P/ASX 200 Index and the FTSE® China 50 Index increased.

Since the hypothetical final basket level of 78.00 is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × -22.00%) = $780

The amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-16.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the basket on a call observation date or the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on a call payment date or at maturity and the rate of return on the offered notes will depend on whether the notes are automatically called and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 42 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 42 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Basket at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The amount in cash you will receive on a call payment date, if any, will be paid only if the closing level of the basket on the applicable call observation date is greater than or equal to the initial basket level. Therefore, the closing level of the basket on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date will be based on the closing level of the basket on the determination date. Therefore, for example, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the basket prior to such drop. Although the actual closing level of the basket on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the baket on the call observation dates or the determination date, you will not benefit from the closing levels of the basket at any time other than on the call observation dates or on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket, comprised of the basket underliers, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the initial basket level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the basket return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing level of the basket on a call observation date, the amount in cash you may receive on the call payment date is capped. Even if the closing level of the basket on a call observation date exceeds the initial basket level, causing the notes to be automatically called, you will not benefit from any increase in the closing level of the basket above the initial basket level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount. In addition, the cash settlement amount you may receive on the stated maturity date is capped due to the maturity date premium amount.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if the closing level of the basket on the corresponding call observation date is greater than or equal to initial basket level. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for your notes on a call payment date or the stated maturity date, as applicable, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the basket underliers;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the basket underliers;
•
the dividend rates of the basket underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the basket underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

Additional Risks Related to the Basket Underliers

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a basket underlier with basket underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the basket underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to basket underlier stocks that are currently included in a basket underlier or that in the future are included in a basket underlier, such basket underlier stocks may be removed from a basket underlier. If government regulatory action results in the removal of basket underlier stocks that have (or historically have had) significant weight in a basket underlier, such removal could have a material and negative effect on the level of such basket underlier and, therefore, your investment in the notes. Similarly, if basket underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from a basket underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such basket underlier stocks from a basket underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Additional Risks Related to the FTSE® China 50 Index

The FTSE® China 50 Index May Be Disproportionately Affected By the Performance of a Small Number of Stocks

The FTSE® China 50 Index was comprised of only 50 stocks as of December 20, 2024. In addition, as of the same date, approximately 38.19% of the weight of the FTSE® China 50 Index was attributed to just five stocks – Meituan-Class B, Tencent Holdings Ltd, Alibaba Group Holding Limited, China Construction Bank Corporation-H and Xiaomi Corp-Class B. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the FTSE® China 50 Index even if none of the other constituent stocks of the FTSE® China 50 Index are affected by such events. Because of the weighting of the constituents of the FTSE® China 50 Index, the amount you receive at maturity could be less than the payment amount you would have received if you had invested in a product linked to a basket underlier that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of such basket underlier.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the FTSE® China 50 Index is a Hong Kong dollar denominated index whose basket underlier stock prices are converted by the basket underlier sponsor into Hong Kong dollars for purposes of calculating the level of the FTSE® China 50 Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the FTSE® China 50 Index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the FTSE® China 50 Index strengthen or weaken against the Hong Kong dollar and the relative weight of each relevant currency represented in the overall FTSE® China 50 Index. If, taking into account such weighting, the Hong Kong dollar strengthens against the component currencies, the level of the FTSE® China 50 Index will be adversely affected and the amount payable at maturity of the notes may be reduced.

Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

Regulators in various other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences —United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S.

Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (40% weighting), Nikkei 225 (20% weighting), the FTSE® 100 Index (20% weighting), the Swiss Market Index (7.5% weighting), the S&P/ASX 200 Index (7.5% weighting) and the FTSE® China 50 Index (5% weighting).

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 42.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure and provide a benchmark for the Japanese equity markets and the Japanese economy. For more details about the Nikkei 225, the basket underlier publisher and license agreement between the basket underlier publisher and the issuer, see “The Underliers - Nikkei 225” on page S-80 of the accompanying underlier supplement no. 42.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your security is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-42 of the accompanying underlier supplement no. 42.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE®100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-146 of the accompanying underlier supplement no. 42.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•
sponsor, endorse, sell or promote the offered notes.
•
recommend that any person invest in the offered notes or any other securities.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
•
have any responsibility or liability for the administration, management or marketing of the offered notes.
•
consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
•
The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-103 of the accompanying underlier supplement no. 42.

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

FTSE® China 50 Index

The FTSE® China 50 Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first launched on April 19, 2001 with a base value of 5,000 as of March 16, 2001; and
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is calculated, published and disseminated by FTSE Russell (“FTSE” or the “index sponsor”).

The FTSE® China 50 Index is comprised of 50 of the largest and most liquid Chinese stocks (“H” shares, “Red Chips” and “P Chips”, as described below) that trade on the Hong Kong Stock Exchange and is designed to represent the performance of the Chinese companies that are listed on the Hong Kong Stock Exchange. The FTSE® China 50 Index is a free-float market capitalization weighted index and is part of the FTSE Global Equity Index Series. The FTSE® China 50 Index is calculated in Hong Kong dollars on a price return basis. Additional information on the FTSE® China 50 Index (including the top ten constituent stocks and weights and sector weights) is available from the following website: ftse.com. We are not incorporating by reference the website or any materials it includes in this disclosure statement supplement.

FTSE® China 50 Index Selection Criteria

Inclusion Criteria

Only “H” shares, “Red Chips” and “P Chips” that are listed on the Hong Kong Stock Exchange are eligible for inclusion in the FTSE® China 50 Index.

“H” shares are securities of companies incorporated in mainland China and traded on the Hong Kong Stock Exchange. They are quoted and traded in Hong Kong dollars. Like other securities trading on the Hong Kong Stock Exchange, there are no restrictions on who can trade “H” shares.

A “Red Chip” is a company incorporated outside of mainland China that trades on the Hong Kong Stock Exchange. Red Chips derive the majority of revenue or assets from the People’s Republic of China (“PRC”) and are substantially owned, directly or indirectly, by mainland China state entities.

To be assessed as a Red Chip, a non-constituent must satisfy the following criteria at the time of index entry:

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The company is incorporated outside of mainland China;
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The company is listed on the Hong Kong Stock Exchange;
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Over 55 percent of the revenue or assets of the company is derived from the PRC; and
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The actual controller of the company (if available) is a Chinese state entity; or
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The company is controlled by Chinese state entities (i.e., the government, provinces or municipalities) through strategic holdings which, in aggregate, total more than 30 percent of its voting rights (when there is no actual controller reported).

An existing Red Chip constituent which fails one or more of the following criteria will cease to be classified as a Red Chip at the time of the next index review if:

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The company is no longer incorporated outside of mainland China;
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The company is no longer listed on the Hong Kong Stock Exchange;
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The percentages of revenue and assets derived from the PRC have both fallen below 45 percent;
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The actual controller of the company (if available) is not a Chinese state entity; or
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The aggregate holding of Chinese state entities has fallen below 25 percent of its voting rights (when no actual controller is reported).

A “P Chip” is a company incorporated outside mainland China that trades on the Hong Kong Stock Exchange and has its headquarters or establishment in mainland China with a majority of its revenue or assets derived from the PRC.

To be assessed as a P Chip, a non-constituent must satisfy the following criteria at the time of index entry:

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The company is incorporated outside of mainland China;
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The company is listed on the Hong Kong Stock Exchange;
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Over 55 percent of the revenue or assets of the company is derived from the PRC: and
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The company’s establishment and origin demonstrate strong connections to the PRC by satisfying at least one of the criteria below:
o
The company headquarters or its establishment is in mainland China; or
o
The company whose headquarters is in Hong Kong, Macau or Taiwan and derives more than 90 percent of its revenue from the PRC.

An existing P Chip constituent that fails one or more of the following criteria will cease to be classified as a P Chip at the time of the next index review:

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The company is no longer incorporated outside of mainland China;
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The company is no longer listed on the Hong Kong Stock Exchange;
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The percentages of revenue and assets derived from the PRC have both fallen below 45 percent;
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The company headquarters is no longer in mainland China;
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The company headquarters is in Hong Kong, Macau or Taiwan and derives less than 80 percent of its revenue from the PRC; or
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The company meets the definition of a Red Chip (see above).

A non-constituent P Chip whose associated N Share is already a constituent of the FTSE All-World Index will be eligible for inclusion in the FTSE® China 50 Index at the next quarterly review after a minimum 3-month trading period, subject to satisfying all other FTSE All-World Index eligibility criteria. Please note the P Chip will be subject to the FTSE All-World minimum liquidity requirement (described below) and will be tested in line with FTSE All-World Semi-Annual Review.

In cases where the data could support either a Red Chip or a P Chip assignment, the company will be classified as a Red Chip.

In addition, in order to be eligible for inclusion in the FTSE® China 50 Index, a stock must be a current constituent of the FTSE All-World Index and must also pass a free float screen, liquidity screen and a trading screen. For more information about the FTSE All-World Index, please see “FTSE All-World Index” below.

Free Float Screen

The free float is the percentage of shares of a company that are available for purchase by an investor. The free float factor adjustment which the index sponsor makes is to reflect situations where a party owns a proportion of stock and that proportion is unlikely to be for sale. By employing this approach, the index sponsor uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the FTSE® China 50 Index. Investable market capitalization depends on free float, taking into account the exclusions listed below. The FTSE® China 50 Index uses actual free float (rounded to 12 decimal places).

The following are excluded from free float:

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Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
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Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
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Shares held within employee share plans.

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Shares held by public companies or by non-listed subsidiaries of public companies.
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All shares where the holder is subject to a lock-in clause (for the duration of that clause).
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All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time).
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Shares held by an investor, investment company or an investment fund that is actively participating in the management of a company or is holding shares for publicly announced strategic reasons, or has successfully placed a current member to the board of directors of a company.
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Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
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Shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform.
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Non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).
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Shares held by sovereign wealth funds where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.
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Shares held by founders, promoters, former directors, venture capital and private equity firms, private companies and individuals (including employees), and shares held by several holders acting in concert, where the holding is 10% or greater. The shares will remain restricted until the holding falls below 10%.
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Shares held by a single portfolio holding (such as a pension fund, insurance fund or investment company) where the holding is 30% or greater. The shares will remain restricted until the holding falls below 30%.

Companies with a free float of 5% or below are not eligible for inclusion in the FTSE® China 50 Index, except where the investable market capitalization of the security exceeds 10 times the China regional inclusion percentage level.

FTSE Russell takes account of the restrictions placed on the equity holdings of foreigners in a company where these have been imposed by a government, regulatory authority or the company’s constitution.

Liquidity Screen

Securities must have sufficient liquidity to be included in the FTSE® China 50 Index, determined as described below.

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Price: There must be an accurate and reliable price for the purposes of determining the market value of a company.
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Liquidity: Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity screen will be applied on a pro-rata basis where the testing period is less than 12 months.

A non-constituent which does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, in ten of the twelve months prior to a full market review will not be eligible for inclusion in the FTSE® China 50 Index.

An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings), based on its median daily trading volume per month, for at least eight of the twelve months prior to a full market review will be removed from the FTSE® China 50 Index.

New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turn over at least 0.05% of their free float adjusted shares, based on their median daily trading volume each month, on a pro-rata basis since listing. This rule will not apply to new issues added under the fast entry rule (described below).

At the sole discretion of the index sponsor, the above percentage figures may be adjusted by up to 0.01% at the March and September reviews so that the FTSE® China 50 Index better reflects the liquid investable market. This discretion may only be exercised across the whole market and may not be applied to individual securities.

At the March and September reviews of the FTSE All-World Index, newly listed companies will have their liquidity assessed on a pro-rata basis.

New issues which do not qualify as early entrants will become eligible for inclusion at the March and September reviews of the FTSE All-World Index providing they have, since the commencement of official non-conditional trading, a minimum trading record of at least three months prior to the date of the review and sufficient turnover.

Trading Screen

Existing and non-constituent securities which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date) will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60-day period will be pro-rated according to the number of available trading days passed since its listing.

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All standard trading days will be incorporated within the calculation (Fridays and Sundays as appropriate).
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Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g., ad-hoc Saturday trading will not be considered).
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Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation.
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A security which has been removed from the FTSE® China 50 Index as a result of this screen will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

FTSE® China 50 Index Calculation

The FTSE® China 50 Index is a free-float market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the FTSE® China 50 Index) will have a greater effect on the price of the FTSE® China 50 Index than will the price movement of a smaller company (that is, one representing a smaller percentage of the FTSE® China 50 Index).

The value of the FTSE® China 50 Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each constituent stock times (ii) the number of shares issued for each such constituent times (iii) a free float factor for each such component times (iv) a capping factor to be applied to a security to correctly weight that security in the FTSE® China 50 Index (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the FTSE® China 50 Index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into Hong Kong dollar equivalents using the relevant exchange rates as of the applicable dates. The FTSE® China 50 Index uses actual trade prices for securities with local stock exchange quotations.

Periodic Review of Constituents

FTSE® China 50 Index Reviews

The FTSE® China 50 Index is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third

Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Any constituent changes will be implemented after the close of business on the third Friday of March, June, September and December.

At the quarterly index review, the index constituents are capped using prices adjusted for corporate actions as of the close of business on the second Friday in March, June, September and December. The capping is implemented after the close of business on the third Friday in March, June, September and December based on the constituents, shares in issue and free float on the next trading day following the third Friday of the review month.

Quarterly changes are published after the close of business on the Wednesday before the first Friday of March, June, September and December to give users of the FTSE® China 50 Index sufficient notification of the changes before their implementation.

Rules for Insertion and Deletion at the Quarterly Index Review

The rules for inserting and deleting companies at the quarterly index review are designed to provide stability in the selection of constituents of the FTSE® China 50 Index while ensuring that the FTSE® China 50 Index continues to be representative of the market by including or excluding those companies which have risen or fallen significantly. At review, all constituents of the FTSE® China 50 Index must be existing or pending constituents to the FTSE All-World Index. In determining the full market capitalization of a company, all share classes are included, while only the eligible share classes (i.e., H shares, Red Chips and P Chips) are included in the index weighting.

A company will be included in the FTSE® China 50 Index at the quarterly review if it rises to 40th position or above when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A company in the FTSE® China 50 Index will be deleted at the quarterly review if it falls to 61st position or below when the eligible companies are ranked by full market capitalization (before the application of any investability weightings).

A constant number of constituents will be maintained for the FTSE® China 50 Index. Where a greater number of companies qualify to be inserted in the FTSE® China 50 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE® China 50 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the quarterly review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE® China 50 Index will be inserted to match the number of companies being deleted at the quarterly review.

Where a company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking company from the new reserve list, excluding current index constituents, is selected as the replacement company.

Capping Process

Capping is applied to the constituents of the FTSE® China 50 Index at each quarterly review or at the time of a fast entry to ensure that no individual company in the FTSE® China 50 Index has a weight greater than 9% of the FTSE® China 50 Index and that all companies that have a weight greater than 4.5% are altogether no more than 38% of the FTSE® China 50 Index.

Step 1: Any company whose index weight is greater than 9% is capped at 9%. The weights of the remaining index constituent companies are increased as a consequence of reducing the weights of the companies capped at 9%. The weights of uncapped constituent companies are then checked and if they exceed 9% they are also capped at 9%. This process is repeated until no company weight exceeds 9%. If the weights after the 9% capping satisfies the capping target, they then become the final weights of the FTSE® China 50 Index. Otherwise, the capping proceeds to the next step and the weights that are capped at 9% are discarded.

Step 2: The companies in the FTSE® China 50 Index are each capped at 4.5% based on their uncapped weights. This is used as an intermediate portfolio for the following steps.

Step 3: (a) The top five companies based on their uncapped weights are grouped and then increased from the capped weights in Step 2 (4.5%) by proportionately allocating 15.5% (i.e., 38% less the combined weight of the top five companies if each were capped at 4.5%) of the index weight among the top five companies based on:

(1)
if all the top five companies have an uncapped weight in excess of 4.5%, the ratio of (i) the absolute value of the difference of such top five company’s uncapped weight and 4.5%, to (ii) the sum total, across all top five companies, of the absolute values of the differences between each top five company’s uncapped weight and 4.5%; or
(2)
if the lowest weighted top five company (such company, the “low-weight company”) has an uncapped weight of 4.5% or less, for each top five company (such company, a “relevant company”), the ratio of
a.
(i) the absolute value of the difference between the uncapped weight and weight from Step 2 for the low-weight company, plus (ii) the uncapped weight for the relevant company, minus (iii) the weight of the relevant company resulting from Step 2, to
b.
the total sum, across all relevant companies (including the low-weight company), of the values in 2.a. of this Step 3

If, after these adjustments are made, all five companies are weighted at 9% or less, then the capping process proceeds to Step 4.

(b) Otherwise, if a top five company weight is greater than or equal to 9% after Step 3(a), it is capped at 9%, and the remaining companies (from among the original top five companies) with a weight less than 9% are increased from the adjusted weight in Step 3(a) by proportionately allocating what remains of the 38% combined weight limit (after deducting the combined weights of any top five companies capped at 9% and any non-capped companies based on their weights following Step 3(a)) among the non-capped companies based on the proportions outlined in Step 3(a)(1) (if the low-weight company has an uncapped weight exceeding 4.5%) or 3(a)(2) (if the low-weight company has an uncapped weight of 4.5% or less), in each case taking only the non-capped companies into account.

Following such allocation, and only if the low-weight company has an uncapped weight of 4.5% or less, any remaining unallocated portion of the 38% weight limit is allocated among the top five companies with a weight of less than 9% in proportion to their relative weights.

In extreme market conditions where the top four companies in the group have a combined weight of greater than 33.5%, all five companies in the group will be assigned an equal weight of 7.6%.

Step 4: The final step of capping distributes the remaining 62% index weight proportionately among the 45 companies outside the top five based on the normalized difference between the capped weight (4.5%) and uncapped weight, as well as an adjustment scalar.

Step 5: The capping factor is calculated for all 50 companies as the ratio of each company’s final capped weight divided by its original uncapped weight determined using free float adjusted market capitalization.

Reserve Lists

At the time of each quarterly review, the five highest ranking non-constituents of the FTSE® China 50 Index are added to a “reserve list” in the event that one or more constituents are deleted from the FTSE® China 50 Index during the period up to the next quarterly review of the FTSE® China 50 Index. In the event that all the original reserve list stocks have been used, the highest ranking non-constituent of the eligible Chinese share classes in FTSE All-World Index, which is not a current constituent of the FTSE® China 50 Index, is selected as the replacement company based on prices two days prior to the deletion of a constituent.

Corporate Actions and Events

A “corporate event” is a reaction to company news or event that may impact the FTSE® China 50 Index depending on the index rules. A “corporate action” is an action on shareholders with a prescribed ex-date. The share price is subject to an adjustment on the ex-date. These include the following:

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Capital repayments;
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Rights issues/entitlement offers;
•
Stock conversion;
•
Splits (sub-division)/reverse splits (consolidation); and
•
Scrip issues (capitalization or bonus issue).

Removal and Replacement

If a constituent is delisted, or ceases to have a firm quotation, or is subject to a takeover offer which has been declared wholly unconditional or has ceased to be a viable constituent as defined above, it will be removed from the list of constituents and replaced by the highest ranking company by full market capitalization eligible on the reserve list as at the close of the index calculation two days prior to the deletion. The removal and replacement are implemented simultaneously with a minimum two days’ notice period.

Mergers, Restructuring and Complex Takeovers

If the effect of a merger or takeover is that one constituent is absorbed by another constituent in the FTSE® China 50 Index, the resulting company will remain a constituent of the FTSE® China 50 Index and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security by full market capitalization from the reserve list as at the close of the index calculation two days prior to the deletion.

If a constituent company is taken over by a non-constituent company, the original constituent will be removed and replaced by the highest ranking non-constituent by full market capitalization on the reserve list. Any eligible company resulting from the takeover will be eligible to become the replacement company if it is ranked higher than any company on the reserve list as at the close of the index calculation two days prior to completion of the acquisition, based on the combined full market value of the company after the merger.

If a constituent company is split so as to form two or more companies, then the resulting companies will be eligible for inclusion as index constituents based on their respective full market capitalization(s) before the application of any investability weighting, provided that they qualify in all other respects. If an index constituent splits into two or more companies, one or more of these companies may remain in the FTSE® China 50 Index. Where one or more of the new companies are eligible to remain in the FTSE® China 50 Index, the smallest index constituent(s) will be deleted. The full market capitalizations at close on the first day of trading of the spun-off company will be used to determine continued inclusion in the FTSE® China 50 Index. Any changes will then be applied at market close giving two days’ notice. Consequently, the FTSE® China 50 Index may have more than 50 companies for three days (or more if the spun-off company does not trade on the effective date).

New Issues

Where an eligible non-constituent of the FTSE® China 50 Index undertakes an initial public offering (IPO) of a new equity security, that security will be eligible for fast entry inclusion into the FTSE® China 50 Index if it is a fast entry into the FTSE All-World Index and has a full market capitalization ranked in the 20th position or higher. The full market capitalization will be based on the closing price on the first day of trading and the security’s inclusion will be implemented after the close of business on the fifth day of trading. Only those shares being offered for sale in the IPO will be included within the index weighting at the time of fast entry inclusion (subject to not being categorized as restricted shares). Where a fast entrant is added to the FTSE® China 50 Index, the lowest ranking constituent by full market capitalization of the FTSE® China 50 Index will be removed using the closing prices on the first day of trading and implemented after the close of business on the fifth day of trading.

If the fifth day of trading occurs during the week of the index review, an eligible fast entrant will be added to the index concurrent with the review effective date.

Following the announcement of a fast entry constituent, the FTSE® China 50 Index is capped using prices adjusted for corporate events as at the close of business on the third day of official trading based on the constituents, shares in issue and free float on the next trading day following the fifth day of official trading.

Newly issued securities which do not qualify for fast entry (but which meet the criteria for eligible securities) will be eligible for inclusion at the next quarterly review, if large enough to become a constituent of the FTSE® China 50 Index at that time. The security may also qualify for inclusion to the reserve list.

Variable, best effort and direct listing IPOs will not be considered for fast entry inclusion.

Variable, best effort and direct listing IPOs will be considered for inclusion at the next quarterly review if, by the review cut-off date, a public disclosure (which has been published post-IPO) is available confirming the updated shareholder structure. Index inclusion remains subject to meeting all other eligibility criteria. If the post-IPO shareholder structure has not been disclosed by the review cut-off date, the evaluation of the company will be deferred to a subsequent quarterly review.

Suspended Companies

If the index sponsor becomes aware that a constituent is suspended, index treatment will be determined as follows:

•
If a constituent is declared bankrupt without any indication of compensation to shareholders, the last traded price will be adjusted down to zero value and it will subsequently be removed from the FTSE® China 50 Index with appropriate notice (typically two business days’ notice).
•
In all other cases, the constituent will continue to be included in the FTSE® China 50 Index for a period of up to 20 business days at its last traded price.
•
If the constituent continues to be suspended at the end of that period (the suspension period), it will be subject to review. The index sponsor will take into account the stated reasons for the suspension. These reasons may include announcements made by the company regarding a pending acquisition or restructuring and any stated intentions regarding a date for the resumption of trading. If following review, a decision is taken to remove the constituent, the index sponsor will provide notice of 20 business days (the notice period) that it intends to remove the constituent, at zero value, at the conclusion of the notice period. If the security has not resumed trading at the conclusion of the notice period, it will be removed with two days’ notice.
•
If a suspended constituent resumes trading on or before the last business day of the notice period , the deletion notice will be rescinded and the constituent will be retained in the FTSE® China 50 Index. However, where the constituent resumes trading after the 40th business day of suspension, the constituent will continue to be removed from the FTSE® China 50 Index as previously announced but in these circumstances the deletion will instead be implemented at market value unless there are barriers that render a market value irreplicable. In this event, the company will continue to be removed at zero.
•
If the notice period expires in the week preceding an index review, the company will be removed in conjunction with the index review.
•
In certain limited circumstances where the index weight of the constituent is significant and the index sponsor determines that a market-related value can be established for the suspended constituent, deletion may take place at the market-related value instead. In such circumstances, the index sponsor will set out its rationale for the proposed treatment of the constituent at the end of the suspension period. The company would then be removed at that value at the end of the notice period.
•
If a constituent has been removed from the FTSE® China 50 Index and trading is subsequently restored, the constituent will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility it will be treated as a new issue.

Where the company is removed from the FTSE® China 50 Index it will be replaced with the highest ranking company by full market capitalization on the reserve list eligible to be included in the FTSE® China 50 Index as of the close of the index calculation on the day preceding the inclusion of the replacement company. This change will be effected after the close of the index calculation and prior to the start of the index calculation on the following day.

FTSE All-World Index

The FTSE All-World Index is a market capitalization-weighted index and is designed to represent the performance of the large- and mid-cap stocks from 48 different countries: Australia, Austria, Belgium/Luxembourg, Brazil, Canada, Chile, China, Colombia, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Korea, Kuwait, Malaysia, Mexico, Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Portugal, Qatar, Romania, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, United Kingdom and the United States of America. As of the close on March 7, 2022, FTSE Russell reclassified Russia from secondary emerging market status to unclassified markets status. The FTSE All-World Index covers approximately 90-95% of the investable market capitalization.

Eligible Countries

FTSE classifies countries included in its global indices into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries to achieve in order to be eligible for that category. Eligible countries are sub-divided into Developed, Advanced Emerging and Secondary Emerging based largely on the following factors: (i) gross national income per capita (as published by the World Bank); (ii) 21 quality of markets criteria (which consist of 7 market and regulatory environment criteria, 5 custody and settlement criteria, 8 dealing landscape criteria and 1 derivatives market criterion) and (iii) country-size entry requirements. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed. A country will be classified under the category with the highest standards which it meets.

FTSE conducts an annual review of all countries included in the FTSE All-World Index and those being considered for possible inclusion. Countries already in the FTSE All-World Index will be assessed against the minimum standards for each category and prior to any reclassification or removal from the FTSE All-World Index will be placed on a watchlist. Countries not in the FTSE All-World Index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watchlist for possible future inclusion to one of the categories. In conducting the annual review, FTSE will consult the FTSE Russell Equity Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watchlist of countries being monitored for possible promotion or demotion. FTSE releases the results of its annual review in September of each year. FTSE will normally give at least six months’ notice before changing the classification of any country.

FTSE has announced that, following the September 2018 annual country classification review, it has reclassified the China A shares market to the Secondary Emerging category. Further, as of June 22, 2020, FTSE Russell, has completed the first phase of inclusion of China A Shares into its global equity indices following the September 2018 reclassification of China A Shares to Secondary Emerging market status. The first phase, which was implemented across four separate tranches beginning in June 2019, added 25% of the investable market cap of 1,051 small, medium, and large cap China A Shares to the FTSE Emerging All Cap Index. Upon completion of the first phase, China A Shares represent approximately 6% of the FTSE Emerging Index, which is tracked by approximately $140 billion in investor assets. Plans for additional phases will be based on future market developments.

A company will be allocated to a single country based on a number of measures, including country of incorporation, place of listing and location with greatest trading liquidity. If a company is incorporated in one country and has its sole listing in the same country, FTSE will allocate the company to that country. In all other circumstances, FTSE will assess the appropriate nationality for the company based on a variety of factors.

Eligible Securities

FTSE conducts semi-annual reviews in each March and September to select eligible securities for inclusion in the FTSE All-World Index. The following are regarded as ineligible for inclusion in the FTSE All-World Index:

•
Companies whose business is that of holding equity and other investments (e.g. Investment Trusts) which are classified by the Industry Classification Benchmark as Closed End Investments and Open End and Miscellaneous Investment Vehicles.
•
Limited Liability Partnerships (LLP), Limited Partnerships (LP), Master Limited Partnerships (MLP), Limited Liability Companies (LLC) and Business Development Companies (BDC). Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an Investment Trust structure) the unit will not be eligible for inclusion.

Eligible securities are required to pass screens for minimum voting rights, investability weightings, liquidity and surveillance stock screens before being added to the FTSE All-World Index.

Minimum Voting Rights Screen

Companies assigned a developed market nationality are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders or they will be deemed ineligible for index inclusion. Shares referenced as “non-voting” or providing legally minimum rights only will be viewed as having no voting power as it relates to the minimum voting rights review. Emerging market securities are not subject to this requirement. Existing constituents with a developed market nationality which do not currently meet the above requirement have a 5 year grandfathering period to comply. If subsequently they continue to fail the minimum voting rights requirement they will be removed from FTSE All-World Index at the September 2022 review. The percentage of a company’s voting rights in public hands is calculated as the quotient of (i) the number of votes in the hands of shareholders that are unrestricted as determined by the application of FTSE Russell free float definitions divided by (ii) the total number of votes conferred by the shares outstanding of all the company’s voting securities including those that have not been admitted to trading on a regulated venue.

Investability Weightings Screen

Except where the investable market capitalization of the security exceeds 10 times the regional inclusion percentage level, securities with a free float of 5% or below are excluded from the FTSE All-World Index.

Foreign Ownership Restrictions

FTSE’s index methodology takes account of the restrictions placed on the equity holdings of foreign investors in a company where these have been imposed by a government, regulatory authority or the company's constitution. Where the presence of a foreign ownership restriction creates a limit on foreign ownership that is more restrictive than the calculated free float for a company, the precise foreign ownership limit (“FOL”) is used in place of the free float for the purposes of calculating the company’s investability weight. If the FOL is less restrictive or equal to the free float restriction, the free float restriction is applied. If a company changes its FOL, a reduction in the FOL will be implemented with the provision of T+2 advance notice from the date of discovery. Increases in the FOL will be monitored up to the index review lock down date and the change will generally be implemented in the FTSE All-World Index at the subsequent quarterly review. In some jurisdictions, a company’s FOL applies to the company’s share classes in aggregate, and not to share classes individually. However, not all of the share classes of a restricted company might be eligible for index inclusion. In such cases, the aggregate (company level) FOL will be allocated pro-rata across those share classes that are eligible for index inclusion. In certain jurisdictions (for example Japan), despite the presence of a foreign ownership restriction the acquisition of shares above the stated FOL is still permitted but certain shareholder rights may be denied (such as voting rights or dividend distributions). In the event that the acquisition of shares above the FOL is permitted and the forfeit is to dividend distributions, FTSE Russell will treat the company as having reached its FOL and evaluate the company under the minimum foreign headroom requirement.

FTSE Russell may exercise discretion in determining whether a stock should be subject to the minimum foreign headroom test. Where discretion is being applied FTSE Russell will provide appropriate advance notice.

Minimum Foreign Headroom Requirement

FTSE Russell defines “foreign headroom” as the percentage of shares available to foreign investors as a proportion of the company’s FOL. For example, if a company has an FOL of 49%, of which 39% is held by foreign investors, the foreign headroom will be calculated as 20.41%, i.e., (49% - 39%)/49%.

(i)
For a non-constituent that is subject to an FOL, a minimum headroom of 20% must be available in order to be added to the FTSE All-World Index.
(ii)
For an existing constituent that is subject to FOL, a minimum headroom of 10% must be available. Headroom tests are conducted in conjunction with the March, June, September and December quarterly reviews. For constituent securities, headroom is tested based on data as of the quarterly shares in issue and free float cut-off date in March, June, September and December. For non-constituent securities, headroom is tested based on data as of the review cut-off date in March, June, September and December. The headroom test will take into account any FOL changes scheduled to take effect up to and including the review effective date, based on information as of the shares in issue and free float cut-off date. The China and India markets provide disclosures of securities which are close to or have reached permissible foreign ownership limits, therefore any securities which are being removed from the North Bound Stock Connect Buy List (China) or being added to the Red Flag and/or Breach List (India) (based on data as of one day prior to the review announcement date), will not be eligible for index addition.
(iii)
Where the headroom of an existing constituent falls below 10%, its investability weight will be reduced at the next quarterly review. The first headroom adjustment will be an absolute value of 10% and any subsequent headroom adjustments will be an absolute value of 5%.
(iv)
Where the FOL for an existing constituent has been reached intra-review and zero headroom is available, its investability weight will be reduced by an absolute value of 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment) with the provision of T+2 advance notice from the date of discovery.
(v)
Where discovery occurs on the Thursday or Friday prior to a quarterly review effective date, then the FOL decrease will be applied after the FTSE All-World Index review effective date with a provision of T+2 advance notice.
(vi)
Where the FOL of an existing constituent is reported as approaching its FOL, a headroom test will be conducted at the subsequent quarterly review and if headroom falls below 10%, its investability weight will be reduced by 10% (if it is the first headroom adjustment) or by 5% (if it is a subsequent headroom adjustment) in conjunction with the review effective date.
(vii)
Following the first headroom adjustment of 10%, the investability weight will continue to be reduced at subsequent quarterly reviews in increments of 5% until the headroom level increases to 10% or above. As a result of these quarterly 5% downward adjustments, should the investability weight of the security fall to 5% or below under this process, the security will no longer be eligible to remain in the FTSE All-World Index.
(viii)
The investability weight of an existing constituent which has been subject to headroom adjustments will have its most recent 5% adjustment reversed at a quarterly review subject to a minimum 20% headroom remaining post reversal.
(ix)
In the event a security with a headroom adjustment increases its FOL, the increase in the FOL will implemented in two 50% tranches, subject to the headroom remaining at 20% or above. In the event a security with a headroom adjustment decreases its FOL, the decrease in the FOL will be implemented in full with the provision of a T+2 advance notification from the date of discovery.
(x)
An existing constituent with a headroom adjustment, that passes the FTSE All-World Index eligibility screens (for example – liquidity, minimum size, investability weight) will not be eligible for index promotion from Micro Cap or Small Cap to All-World (Large/Mid) until all headroom adjustments have been reversed. An index demotion from All-World (Large/Mid) to Small Cap or Micro Cap will proceed for an existing constituent with a headroom adjustment.
(xi)
Where FOLs are not universally applied to all foreign investors, but only impact a particular set of foreign investors, a downward headroom adjustment will be applied where there is evidence of these restrictions being enforced. This headroom restriction will be reassessed on a quarterly basis and will not be lifted until either FOLs are removed or all foreign investors are treated equally.
(xii)
Securities are assigned their official FOL. However, if permission is required from a local regulator to purchase additional shares beyond a certain permission threshold, then the more restrictive permission level is assigned as the FOL. For example, a security may have an FOL of 24%, however, any purchase beyond 22% requires prior permission from the local regulatory authority. In this example, the security would be assigned an FOL of 22%.
(xiii)
Where a non-constituent passes the relevant headroom test, but individual foreign investors or institutions are only permitted to hold a maximum of 1% of the free float adjusted shares in issue, the security will not be eligible for FTSE All-World Index membership.
(xiv)
Unless there is an increase in the FOL, a headroom adjustment will not be reversed for a period of 6 months (i.e. if a headroom adjustment has been implemented at the June review then the earliest it can be reversed is at the following March review).
(xv)
If a constituent has been removed from the FTSE All-World Index as a result of its investability weight falling to 5% or below following a headroom adjustment, it will only be reconsidered for inclusion after a period of 12 months from its deletion. For the purposes of FTSE All-World Index eligibility it will be considered as a new issue.
(xvi)
Securities which are deleted for failing headroom, but which after a period of 12 months meet the minimum 20% headroom test, will initially be added to the FTSE All-World Index at a minimum free float of 5%, subject to them having an FOL. If an FOL no longer applies, then the security will be added at its free float.
(xvii)
Subsequent headroom reversals will be implemented in increments of 5% until the security reaches its FOL, subject to the security continuing to meet the minimum 20% headroom test.

Liquidity Screen

Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume. Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. Security volume data will be taken on trading days from Monday to Sunday (where applicable) when markets are open. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, or the month will be excluded from the liquidity test. For each month, daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the applicable review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the middle-ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, so a security that fails to trade for more than half the days in a month will have a zero median trading volume for that month. Only exchange trading days will be included in the calculation. Security volume data will be taken from Sunday to Friday when markets are open. If a security is suspended for any reason, such period of suspension will not be considered in the liquidity test. For newly eligible securities with a testing period of less than 12 months, the liquidity test will be applied on a pro-rata basis.

An existing constituent of the FTSE All-World Index which, based on its median daily trading volume per month, is required to have turnover at least 0.04% of its shares in issue (after the application of any free float weightings) for at least eight of the twelve months prior to a full market review. Those existing constituents of the FTSE All-World Index Series which fail step 1 will be subject to a further test whereby the last 6 months of the testing period will be assessed on a pro-rata basis. If the constituent passes at least 4 out of the last 6 months (equating to 8 out of 12 months on a pro-rata basis), it will be considered to have passed the liquidity test. Existing constituents of the FTSE All-World Index which fail the liquidity test will be ineligible for FTSE All-World Index inclusion for a period of 12 months after which they will be treated as a new issue. A non-constituent of the FTSE All-World Index which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings) for at least ten of the twelve months prior to a full market review will continue to be excluded from the FTSE All-World Index. New issues and newly eligible securities which do not have a twelve month trading record must have a minimum three month trading record when reviewed and will be tested from the date of eligibility.

In the event that a company fails the liquidity test based on its underlying shares and the company has an equivalent depositary receipt, then the depositary receipt may be considered for inclusion in the FTSE All-World Index if it passes the liquidity test in its own right and is traded on an exchange within a similar regional time-zone as the underlying shares. When the depositary receipt has been included, it will remain in the FTSE All-World Index until it either fails the liquidity test of the underlying shares pass the liquidity test for two future consecutive reviews.

Surveillance Stocks Screen

Securities which are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment it will normally be deleted from the FTSE All-World Index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of FTSE All-World Index eligibility it will be treated as a new issue.

Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
Greece	Athens Stock Exchange	Under surveillance special segment
India	Bombay Stock Exchange National Stock Exchange of India	Graded Surveillance Measure (GSM)
Indonesia	Indonesia Stock Exchange	Watchlist Board
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List
Singapore	Singapore Exchange	Watchlist

South Korea	Korea Exchange	Administrative Issues
Taiwan	Taiwan Stock Exchange Taipei Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(6) of SET’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist
UAE	Abu Dhabi Securities Exchange Dubai Financial Market	Second Category Screen Category B Screen

For constituent securities, surveillance is tested based on data as of the quarterly shares in issue and free float cut-off date in March, June, September and December.

For non-constituent securities, surveillance is tested based on data as of the review cut-off date in March, June, September, December.

Securities that are assigned to the above segments after the review announcement date but before the FTSE All-World Index review effective date are assessed on a case-by-case basis which may generally result in scheduled FTSE All-World Index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.

Trading Screen

Existing and non-constituent securities that have not traded on 60 or more trading days during the past year (up to and including the review cut-off date) will not be eligible for FTSE All-World Index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60-day period will be pro-rated according to the number of available trading days passed since its listing.

•
All standard trading days will be incorporated within the calculation (Fridays and Sundays as appropriate).
•
Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g., ad-hoc Saturday trading will not be considered).
•
Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation.
•
A security that has been removed from the FTSE All-World Index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of FTSE All-World Index eligibility it will be treated as a new issue.

Periodic Review of Constituents

The regional reviews are conducted semi-annually in March and September, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e. effective the following Monday) of March and September.

All eligible companies are ranked by their full market capitalization. A company’s full market capitalization consists of any equity shares that are listed and in issue at the FTSE All-World Index review cut-off date. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, are excluded from the full market capitalization calculation. In determining the total A shares to be used in calculating the full market capitalization of a Chinese company, Tradeable A shares + Non-Tradeable A shares + Non-negotiable shares (where applicable) will be combined to calculate the total A shares.

Large-, mid- and small-cap stocks are determined by first defining 100% of the universe of eligible companies in eligible countries. The full market capitalization is determined for each company (shares in issue multiplied by price) and the companies are ranked by full market capitalization in descending order. The top 98% of companies in this universe are selected for review. Any company that has a full market capitalization greater than 10% based on the total capitalization of the regional universe will be capped at 10%. Out of this universe, stocks will be designated as large-, mid- or small-cap based on ranking in this universe and, in certain circumstances, their market capitalization as a percentage of this universe. Generally, new stocks will be included as large-cap if they are in the top 68% of this universe and as mid-cap if they are in the top 86% of this universe and stocks already in the FTSE All-World Index will be retained as large-cap if they are in the top 72% of this universe and as mid-cap if they are in the top 92% of this universe.

FTSE All-World Index Calculation

The FTSE All-World Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the FTSE All-World Index) will have a greater effect on the price of the FTSE All-World Index than will the price movement of a smaller company (that is, one representing a smaller percentage of the FTSE All-World Index).

The value of the FTSE All-World Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the FTSE All-World Index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. The FTSE All-World Index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations.

Maintenance of the FTSE All-World Index

FTSE conducts an annual review, starting in January and finishing in September, of all countries included in the FTSE All-World Index and those being considered for inclusion. The FTSE Russell Equity Country Classification Advisory Committee (the “Committee”) reviews and applies the country criteria and makes any recommendations for changes in country classification to the FTSE Russell Policy Advisory Board the “Board”). The Board consists of senior market practitioners that are representative of the appropriate sectors of the investment community. Implementation of any country classification changes is ordinarily timed to coincide with one of the semi-annual FTSE All-World Index reviews and, absent extraordinary circumstances, a minimum notice period of one year is provided.

The FTSE All-World Index is also reviewed periodically for changes in free float, with such review coinciding with quarterly Committee reviews. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action that affects the FTSE All-World Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float will be applied at the next quarterly review. Following the application of an initial free float restriction as described under “Free Float Criteria” above, a constituent with a free float of greater than 15% will be changed at the March, September and December updates if it moves by more than 3 percentage points above or below the existing free float. In addition, a constituent with a free float of 15% or below will be subject to a 1 percentage point threshold. In June, a constituent’s free float will be updated regardless of size. Quarterly updates will be applied after the close of business on the third Friday of March, June, September and December.

Additions and Deletions

Additions and deletions to the FTSE All-World Index can occur outside of the normal review process. Additions can occur if a new security becomes eligible for immediate inclusion in the FTSE All-World Index because its market capitalization is above certain levels (the “fast entry rule”). For the fast entry rule to apply, a security has to meet both (a) a full market capitalization threshold at the company level equal to 1.5 times the mid-cap inclusion level (i.e., the full market capitalization of the smallest company that falls within the top 86% of the FTSE All-World Index universe when ranked by market capitalization as described above) and (b) an investable market capitalization at the security level equal to 0.5 times the mid-cap inclusion level.

Where a company undertakes an initial public offering of a new equity security (IPO), that security will be eligible for fast entry inclusion to the FTSE All-World Index if such IPO satisfies the eligibility criteria and screens other than the liquidity screen, and its full market capitalization and investable market capitalization using the closing price on its first day of trading meet the fast entry rule thresholds outlined above. Only shares offered at the time of the IPO will be included within the investable market capitalization calculation for the purposes of evaluating fast entry eligibility, and if eligible, the offering shares only will be included within the index calculation. When evaluating the investability weight of a potential IPO fast entry, FTSE Russell will restrict all shares that are only available to domestic retail investors. The shares that are only available to domestic retail investors will be evaluated for free float at a subsequent review. Additionally, any incentives to hold the offered shares will render those shares restricted from free float until the incentives have expired. The addition of an eligible IPO to the FTSE All-World Index is implemented after the close of business on its fifth day of trading. An IPO not meeting the eligibility criteria and fast entry thresholds will be reconsidered for inclusion at the next semi-annual review. In addition, in the case of a demutualization where the entire free float of a new eligible security is transferred to private shareholders, the addition of the security is deferred for one month after trading has commenced, provided that adequate liquidity over such period is demonstrated.

If an unlisted Special Purpose Acquisition Company (“SPAC”) acquires a target company, becomes an eligible company structure, and files an IPO registration statement and lists, then the company will be considered an IPO for the purposes of index inclusion.

Securities that become newly eligible (e.g., changes in free float occur that allows a stock to qualify for inclusion or a non-constituent moves to an eligible market) will be reviewed for inclusion at the next semi-annual review.

Variable, best effort, and direct listing IPOs will not be considered for fast entry inclusion.

Variable, best effort, and direct listing IPOs will be considered for inclusion at the next quarterly review if, by the review cut-off date, a public disclosure (which has been published post-IPO) is available confirming the IPO updated shareholder structure. FTSE All-World Index inclusion remains subject to meeting all other eligibility criteria. If the post-IPO shareholder structure has not been disclosed by the review cut-off date, the evaluation of the company will be deferred to the subsequent quarterly review. If no disclosure is published prior to the cut-off date of the following quarter, the company will be evaluated during the semi-annual review process only (and inclusion will remain contingent on the above disclosures).

Deletions can occur if a constituent is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion.

If a merger occurs between companies that are constituents of the FTSE All-World Index, then the surviving company remains a constituent. If a merger occurs between companies one of which is a constituent and the other not a constituent of the FTSE All-World Index, then the surviving company will generally be included as a constituent company in the country of such surviving company, provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings.

The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the FTSE All-World Index from changing due to such an event, all corporate actions which affect the market capitalization of the component stocks in the FTSE All-World Index require an offsetting divisor adjustment. By adjusting the divisor, the value of the FTSE All-World Index remains constant before and after the event.

License Agreement between FTSE and GS Finance Corp.1

The notes have been developed solely by GS Finance Corp. or an affiliate. The notes are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, “LSEG”). FTSE Russell is a trading name of certain of LSEG companies.

All rights in the FTSE® China 50 Index and the FTSE All-World Index (each, an “Index”) vest in the relevant LSEG company which owns the Index. “FTSE®” and “FTSE Russell®” are a trade mark(s) of the relevant LSEG company and are used by any other LSEG company under license.

The FTSE® China 50 Index and the FTSE All-World Index are calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. LSEG does not accept any liability whatsoever to any person arising out

1 Origination to confirm licensing language

of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. LSEG makes no claim, prediction, warranty or representation either as to the results to be obtained from the Products or the suitability of an Index for the purpose to which it is being put by GS Finance Corp. or its affiliate.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers, including because of recent volatility described above. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes, and given the recent volatility described above, you should pay particular attention to recent levels of the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2019 through December 20, 2024. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Nikkei 225

Historical Performance of the FTSE® 100 Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Performance of the FTSE® China 50 Index

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2019 through December 20, 2024 assuming that the basket closing level was 100 on January 1, 2019. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2019 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a tax exempt organization;
•
a regulated investment company;
•
a partnership;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 2.25% of the face amount.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on December 26, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 42, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 42, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 42, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$694,000

GS Finance Corp.

Autocallable Basket-Linked Notes due 2027

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC